Exhibit 99.1

TreeHouse Foods, Inc. Reports First Quarter 2025 Results
First Quarter Adjusted EBITDA Exceeds Upper-End of Guidance Range
Reiterates 2025 Outlook

•Net sales were $792.0 million, and adjusted net sales1 were $796.0 million.
•Net loss was $(31.8) million.
•Adjusted EBITDA1 of $57.5 million.
•Reaffirmed 2025 outlook of adjusted net sales of $3.34 to $3.40 billion, adjusted EBITDA of $345 to $375 million, and free cash flow2 of at least $130 million.

Oak Brook, IL, May 6, 2025 — TreeHouse Foods, Inc. (NYSE: THS) today reported financial results for the first quarter of 2025.

"I am grateful to the entire TreeHouse team for its execution this quarter, which resulted in Adjusted EBITDA that exceeded the upper-end of our guidance range," said Steve Oakland, Chairman, Chief Executive Officer, and President. "We restored production capacity at our Brantford frozen griddle facility and implemented plans to drive margin and execution consistent with our focus on profitability and cash flow growth. I continue to believe private brands are well positioned to offer value to our customers and the consumer."

Mr. Oakland continued, "As we look ahead, we are remaining steadfast in the plan I articulated last quarter. We are controlling the controllables and ensuring that we provide best in class service for our retail customers at a time when they need us. These actions have and will enable us to grow profits and cash flow regardless of the environment and position the business for significant operating leverage when our categories return to higher growth rates."

FIRST QUARTER 2025 FINANCIAL RESULTS

Net Sales — Net sales for the first quarter of 2025 totaled $792.0 million compared to $820.7 million for the same period last year, a decrease of $28.7 million, or 3.5%. The change in net sales from 2024 to 2025 was due to the following:

Three Months
(unaudited)
Margin management	(3.3)%
Consumption/other	(2.6)
Griddle recall service impacts	(2.4)
Volume/mix	(8.3)%
Business acquisition	4.7
Pricing	1.1
Business exit	(0.4)
Product recall returns	(0.3)
Foreign currency	(0.3)
Total change in net sales	(3.5)%
Product recall returns	0.3
Total change in adjusted net sales(1)	(3.2)%

The net sales decrease of 3.5% was primarily due to unfavorable volume/mix related to planned margin management actions, broader macroeconomic consumption trends, and service impacts related to the voluntary recall of frozen griddle products. Additionally, the RTD business exit contributed to the decrease. This was partially offset by the acquisition of the private brand tea business, favorable pricing to recover commodity inflation, and distribution gains.

Gross Profit — Gross profit as a percentage of net sales was 14.5% in the first quarter of 2025, compared to 13.6% in the first quarter of 2024, an increase of 0.9 percentage points. The increase in Gross profit is primarily due to the execution of supply chain savings initiatives, favorable pricing to recover commodity inflation, and a mix benefit from Harris Tea.

Total Operating Expenses — Total operating expenses were $120.7 million in the first quarter of 2025 compared to $117.2 million in the first quarter of 2024, an increase of $3.5 million. The increase is due to increased restructuring costs primarily related to severance expense, which was partially offset by lower freight and commission costs.

Total Other Expense — Total other expense was $38.1 million in the first quarter of 2025 compared to $10.1 million in the first quarter of 2024, an increase in expense of $28.0 million. This was primarily due to a $24.0 million unfavorable change in non-cash mark-to-market impact from hedging activities, largely driven by interest rate swaps. Additionally, the Company had an increase of $3.7 million in interest expense primarily due to an increase in borrowings on our Revolving Credit Facility and a loss on extinguishment of debt of $2.6 million during the first quarter of 2025. This was partially offset by a favorable currency exchange rate impact of $3.7 million between the U.S. and Canada.

Income Taxes — Income taxes were recognized at an effective rate of 27.1% in the first quarter of 2025 compared to 23.5% recognized in the first quarter of 2024. The change in the Company’s effective tax rate is primarily driven by changes in the amounts of executive compensation that is not deductible for tax purposes and the estimated amount of annual pre-tax earnings.

Net Loss and Adjusted EBITDA — Net loss for the first quarter of 2025 was $31.8 million, compared to $11.7 million for the same period of the previous year. Adjusted EBITDA[1] was $57.5 million in the first quarter of 2025, compared to $46.0 million in the first quarter of 2024, an increase of $11.5 million. The increase in Adjusted EBITDA is primarily due to supply chain savings initiatives, favorable pricing to recover commodity inflation, and the accretive impact of the Harris Tea acquisition.

Net Cash Used In Operating Activities — Net cash used in operating activities was $53.5 million in the first three months of 2025 compared to $52.4 million in the first three months of 2024, an increase in cash used of $1.1 million, which was mostly attributable to timing of working capital.

OUTLOOK2
TreeHouse Foods reiterated its previously issued full year 2025 guidance:

•Adjusted net sales in a range of $3.340 billion to $3.400 billion, which represents a decline of approximately 1% to growth of approximately 1% year-over-year driven by:
◦Volume/mix, which are expected to decline approximately 1% year-over-year due to:
▪Organic volume/mix decline approximately 1%
▪Harris Tea volume benefit offset by previously announced decision to exit the Ready-to-drink ("RTD") business and other margin management actions, along with one-time impact of frozen griddle product recall.
◦Pricing, which is expected to provide an approximately 1% benefit.

•Adjusted EBITDA is expected in a range of $345 million to $375 million.

•Net interest expense is continued to be expected in the range of $80 to $90 million.

•The Company expects capital expenditures of approximately $125 million.

•The Company expects free cash flow of at least $130 million.

With regard to the second quarter, TreeHouse Foods expects the following:

•Second quarter adjusted net sales are expected in a range of $785 to $800 million, which represents approximately flat growth year-over-year at the mid-point. Organic volume and mix are expected to decline mid-single digits, driven primarily by continued margin management actions and the griddle product recall. Pricing is expected to provide an approximately 1% benefit.

•Second quarter adjusted EBITDA is expected in a range of $61 to $71 million, which reflects the shift of $6 million of spend into Q2 from Q1.
________________________________________________
1 Adjusted EBITDA, adjusted net sales, and free cash flow are non-GAAP financial measures. See "Comparison of Non-GAAP Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted net sales, adjusted EBITDA or free cash flow, which are Non-GAAP financial measures, to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's first quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx.

COMPARISON OF NON-GAAP INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Loss, Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. As described further below, the Company believes these measures provide useful information to the users of the financial statements.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin, Adjusting for Certain Items Affecting Comparability

EBITDA margin is defined as EBITDA as a percentage of net sales. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of adjusted net sales. EBITDA represents net loss before interest expense, interest income, income tax benefit, and depreciation and amortization expense. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as product recalls and related costs, restructuring programs, acquisition, integration, divestiture, and related costs, loss on extinguishment of debt, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. EBITDA and adjusted EBITDA are performance measures commonly used by management to assess operating performance and incentive compensation, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods and as a component of our debt covenant calculations.
Adjusted Net Sales, Adjusted Cost of Sales, Adjusted Gross Profit, Adjusted Total Operating Expenses, Adjusted Operating Income, Adjusted Total Other Expense, Adjusted Income Tax Expense (Benefit), Adjusted Net Income (Loss), and Adjusted Diluted Earnings (Loss) Per Share, Adjusting for Certain Items Affecting Comparability
Adjusted net sales, adjusted cost of sales, adjusted gross profit, adjusted total operating expenses, adjusted operating income, adjusted total other expense, adjusted income tax expense (benefit), and adjusted net income (loss) represent their respective GAAP presentation line item adjusted for items such as product recalls and related costs, restructuring programs, acquisition, integration, divestiture, and related costs, loss on extinguishment of debt, foreign currency exchange impact on the re-measurement of intercompany notes, mark-to-market adjustments on derivative contracts, and other items that may arise from time to time that would impact comparability. Management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. The Company has presented each of these adjusted Non-GAAP measures as a percentage of adjusted net sales compared to its respective reported GAAP presentation line item as a percentage of net sales. Adjusted diluted earnings (loss) per share ("Adjusted diluted EPS") is determined by dividing adjusted net income (loss) by the weighted average diluted common shares outstanding. Adjusted diluted EPS reflects adjustments to GAAP earnings (loss) per diluted share to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods.
Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring our cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow (a Non-GAAP measure) which represents net cash used in operating activities, less capital expenditures and proceeds from sales of fixed assets. We believes free cash flow is an important measure of liquidity because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing public debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash used in operating activities for the three months ended March 31, 2025 and 2024 calculated according to GAAP and free cash flow is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading private brands snacking and beverage manufacturer in North America. Our purpose is to engage and delight - one customer at a time. Through our customer focus and category experience, we strive to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and for our customers. Our purpose is supported by investment in depth, capabilities and operational efficiencies which are aimed to capitalize on the long-term growth prospects in the categories in which we operate.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

Contact:
Investor Relations
matthew.siler@treehousefoods.com

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to quality issues, disruptions, or inefficiencies in our supply chain and/or operations; product recalls; loss or consolidation of key suppliers; raw material and commodity costs due to inflation; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; success of our restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; uncertain effects, both direct and indirect, of changes and volatility in tariffs and trade policies; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; competition; our ability to execute on our business strategy; our ability to continue to make acquisitions and execute on divestitures or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including customer preferences and the prevalence of weight loss drugs; the outcome of litigation and regulatory proceedings to which we and/or our customers may be a party; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; geopolitical events; changes in weather conditions, climate changes, and natural disasters; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2024, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$16.4	$289.6
Receivables, net	132.7	146.8
Inventories	589.2	539.3
Prepaid expenses and other current assets	37.2	34.0
Total current assets	775.5	1,009.7
Property, plant, and equipment, net	757.5	748.6
Operating lease right-of-use assets	190.9	154.4
Goodwill	1,889.1	1,819.3
Intangible assets, net	278.7	212.9
Other assets, net	35.6	35.1
Total assets	$3,927.3	$3,980.0
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$509.4	$602.5
Accrued expenses	165.9	141.3
Current portion of long-term debt	5.4	1.1
Total current liabilities	680.7	744.9
Long-term debt	1,417.4	1,401.3
Operating lease liabilities	153.8	125.4
Deferred income taxes	104.6	105.8
Other long-term liabilities	51.9	53.7
Total liabilities	2,408.4	2,431.1
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 50.4 and 50.2 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	0.6	0.6
Treasury stock	(385.4)	(385.4)
Additional paid-in capital	2,240.0	2,238.4
Accumulated deficit	(253.8)	(222.0)
Accumulated other comprehensive loss	(82.5)	(82.7)
Total stockholders' equity	1,518.9	1,548.9
Total liabilities and stockholders' equity	$3,927.3	$3,980.0

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2025	2024
Net sales	$792.0	$820.7
Cost of sales	676.8	708.7
Gross profit	115.2	112.0
Operating expenses:
Selling and distribution	36.4	42.9
General and administrative	55.7	55.8
Amortization expense	13.1	12.1
Other operating expense, net	15.5	6.4
Total operating expenses	120.7	117.2
Operating loss	(5.5)	(5.2)
Other expense:
Interest expense	19.3	15.6
Interest income	(2.8)	(4.0)
Loss on extinguishment of debt	2.6	—
(Gain) loss on foreign currency exchange	(0.3)	3.4
Other expense (income), net	19.3	(4.9)
Total other expense	38.1	10.1
Loss before income taxes	(43.6)	(15.3)
Income tax benefit	(11.8)	(3.6)
Net loss	$(31.8)	$(11.7)

Earnings (loss) per common share:
Basic	$(0.63)	$(0.22)
Diluted	(0.63)	(0.22)
Weighted average common shares:
Basic	50.3	53.8
Diluted	50.3	53.8

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(31.8)	$(11.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41.4	36.6
Stock-based compensation	5.6	5.7
Loss on extinguishment of debt	2.6	—
Unrealized loss (gain) on derivative contracts	17.0	(7.0)
Other, net	(0.9)	5.0
Changes in operating assets and liabilities, net of acquisitions:
Receivables	27.5	2.9
Inventories	(8.0)	(9.6)
Prepaid expenses and other assets	(14.4)	(8.4)
Accounts payable	(103.2)	(48.2)
Accrued expenses and other liabilities	10.7	(17.7)
Net cash used in operating activities	(53.5)	(52.4)
Cash flows from investing activities:
Capital expenditures	(25.9)	(28.3)
Proceeds from sales of fixed assets	4.1	0.2
Acquisition, net of cash acquired	(209.3)	—
Net cash used in investing activities	(231.1)	(28.1)
Cash flows from financing activities:
Borrowings under Revolving Credit Facility	697.3	—
Payments under Revolving Credit Facility	(672.3)	—
Payments on financing lease obligations	(0.3)	(0.1)
Payment of deferred financing costs	(3.7)	—
Payments on Term Loans	(905.0)	—
Proceeds from refinanced Term Loans	899.2	—
Repurchases of common stock	—	(43.9)
Payments related to stock-based award activities	(4.0)	(3.8)
Net cash provided by (used in) financing activities	11.2	(47.8)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.2)
Net decrease in cash and cash equivalents	(273.2)	(128.5)
Cash and cash equivalents, beginning of period	289.6	320.3
Cash and cash equivalents, end of period	$16.4	$191.8

	Three Months Ended March 31,
	2025	2024
Supplemental cash flow disclosures:
Interest paid	$27.2	$26.3
Net income taxes paid	0.9	0.6

Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	15.9	11.7
Right-of-use assets obtained in exchange for lease obligations	40.9	(1.7)
Preliminary purchase price adjustment for private brand tea business acquisition	2.0	—
Accrued deferred financing costs	0.2	—

The following table reconciles the Company’s net loss to EBITDA and adjusted EBITDA, for the three months ended March 31, 2025 and 2024:

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024
Net loss (GAAP)	$(31.8)	$(11.7)
Interest expense	19.3	15.6
Interest income	(2.8)	(4.0)
Income tax benefit	(11.8)	(3.6)
Depreciation and amortization	41.4	36.6
EBITDA (Non-GAAP)	14.3	32.9
Mark-to-market adjustments(1)	17.0	(7.0)
Restructuring programs & other, excluding accelerated depreciation(2)	15.4	6.7
Product recalls and related costs(3)	5.9	6.9
Loss on extinguishment of debt(4)	2.6	—
Acquisition, integration, divestiture, and related costs(5)	2.5	4.1
Foreign currency (gain) loss on re-measurement of intercompany notes(6)	(0.2)	2.4
Adjusted EBITDA (Non-GAAP)	$57.5	$46.0

% of net sales
Net loss margin	(4.0)%	(1.4)%
EBITDA margin	1.8%	4.0%

% of adjusted net sales
Adjusted EBITDA margin	7.2%	5.6%

During the three months ended March 31, 2025 and 2024, the Company entered into transactions that affected the year-over-year comparison of its financial results as follows:

(1)	The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other expense (income), net within the Condensed Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

(2)	The Company's restructuring and margin improvement activities are part of an enterprise-wide transformation to improve the long-term profitability of the Company. During the first quarter of 2025, the Company recognized $2.9 million of accelerated depreciation within the Company's restructuring activities as depreciation expense.

(3)	Griddle Recall and Related Costs

On October 18, 2024, the Company initiated a voluntary recall of certain frozen waffle products produced at its Brantford, Ontario, Canada facility, and on October 22, 2024, the Company expanded its voluntary recall to include all products manufactured at the Brantford facility that are still within their shelf-life. For the three months ended March 31, 2025, the Company recognized incremental charges of $5.8 million, which includes $5.5 million for estimated product returns and claims and non-cash inventory write-offs of $0.3 million.

Broth Recall and Related Costs

On September 22, 2023, the Company initiated a voluntary recall of certain broth products produced at its Cambridge, Maryland facility and has since been executing a turnaround plan to restore the facility operations. As a result of these restoration activities, during the three months ended March 31, 2025, the Company incurred $0.1 million of costs. During the three months ended March 31, 2024, the Company incurred incremental costs related to the product recall of $6.9 million, which include non-cash plant shutdown charges of $4.4 million, non-cash inventory write-offs of $2.3 million, and other costs, including product returns and logistics, of $0.2 million.

(4)	During the three months ended March 31, 2025, the Company incurred a loss on extinguishment of debt, which included a write off of deferred financing costs of $2.6 million in connection with the Credit Agreement refinancing.

(5)	Acquisition, integration, divestiture, and related costs represents costs associated with completed and potential acquisitions, the related integration of the acquisitions, completed and potential divestitures, and gains or losses on the divestiture of a business. During the three months ended March 31, 2025, $1.9 million was classified in Cost of sales, $0.3 million was classified in General and administrative, and $0.3 million was classified in Net sales. During the three months ended March 31, 2024, $2.0 million was classified in General and administrative, $1.9 million was classified in Cost of sales, and $0.2 million was classified in Other operating expense, net.

(6)	The Company has foreign currency denominated intercompany loans and incurred foreign currency gains/losses to re-measure the loans at quarter end. These amounts are non-cash and the loans are eliminated in consolidation.

The following tables reconcile the Company’s Adjusted net sales, Adjusted cost of sales, Adjusted gross profit, Adjusted total operating expenses, Adjusted operating income, Adjusted total other expense, Adjusted income tax expense (benefit), and Adjusted net income (loss) to their most directly comparable GAAP measure, for three months ended March 31, 2025 and 2024:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31, 2025
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating (loss) income	Total other expense	Income tax (benefit) expense	Net (loss) income
As reported (GAAP)	$792.0	$676.8	$115.2	$120.7	$(5.5)	$38.1	$(11.8)	$(31.8)
Adjustments:
Mark-to-market adjustments(1)	—	—	—	—	—	(17.0)	—	17.0
Restructuring programs & other, including accelerated depreciation(2)	—	(2.8)	2.8	(15.5)	18.3	—	—	18.3
Product recalls and related costs(3)	3.7	0.1	3.6	(2.3)	5.9	—	—	5.9
Loss on extinguishment of debt(4)	—	—	—	—	—	(2.6)	—	2.6
Acquisition, integration, divestiture, and related costs(5)	0.3	(1.9)	2.2	(0.3)	2.5	—	—	2.5
Foreign currency gain on re-measurement of intercompany notes(6)	—	—	—	—	—	0.2	—	(0.2)
Taxes on adjusting items	—	—	—	—	—	—	12.8	(12.8)
As adjusted (Non-GAAP)	$796.0	$672.2	$123.8	$102.6	$21.2	$18.7	$1.0	$1.5

As reported (% of net sales)			14.5%	15.2%	(0.7)%	4.8%	(1.5)%	(4.0)%
As adjusted (% of adjusted net sales)			15.6%	12.9%	2.7%	2.3%	0.1%	0.2%

Earnings (loss) per share:
Diluted								$(0.63)
Adjusted diluted								$0.03

Weighted average common shares:
Diluted for net loss								50.3
Diluted for adjusted net income								50.4

	Three Months Ended March 31, 2024
	Net sales	Cost of sales	Gross profit	Total operating expenses	Operating (loss) income	Total other expense	Income tax benefit	Net loss
As reported (GAAP)	$820.7	$708.7	$112.0	$117.2	$(5.2)	$10.1	$(3.6)	$(11.7)
Adjustments:
Mark-to-market adjustments(1)	—	—	—	—	—	7.0	—	(7.0)
Restructuring programs & other(2)	—	—	—	(6.7)	6.7	—	—	6.7
Product recalls and related costs(3)	0.9	(6.0)	6.9	—	6.9	—	—	6.9
Acquisition, integration, divestiture, and related costs(5)	—	(1.9)	1.9	(2.2)	4.1	—	—	4.1
Foreign currency loss on re-measurement of intercompany notes(6)	—	—	—	—	—	(2.4)	—	2.4
Taxes on adjusting items	—	—	—	—	—	—	3.2	(3.2)
As adjusted (Non-GAAP)	$821.6	$700.8	$120.8	$108.3	$12.5	$14.7	$(0.4)	$(1.8)

As reported (% of net sales)			13.6%	14.3%	(0.6)%	1.2%	(0.4)%	(1.4)%
As adjusted (% of adjusted net sales)			14.7%	13.2%	1.5%	1.8%	—%	(0.2)%

Earnings (loss) per share
Diluted								$(0.22)
Adjusted diluted								$(0.03)

Weighted average common shares:
Diluted for net loss								53.8
Diluted for adjusted net loss								53.8

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended March 31,
	2025	2024

Cash flow used in operating activities (GAAP)	$(53.5)	$(52.4)
Capital expenditures	(25.9)	(28.3)
Proceeds from sales of fixed assets	4.1	0.2
Free cash flow (Non-GAAP)	$(75.3)	$(80.5)